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                                                                                                              Exhibit 11
                                                      McDONALD'S CORPORATION
                                         STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
                                   Dollars and shares in millions, except per common share data




                                                                                   Year Ended             Quarters Ended
                                                                                     June 30                  June 30
                                                                                1997        1996         1997        1996
                                                                                ----        ----         ----        ----
         Net income                                                            $782.7      $722.0       $438.2      $420.4


         Preferred stock dividends                                              (13.8)      (13.8)        (6.9)       (6.9)
                                                                               -------     -------      -------     -------

         Net income available to common shareholders                           $768.9      $708.2       $431.3      $413.5
                                                                               =======     =======      =======     =======

         Weighted average number of common shares outstanding during the
         period (A)                                                             690.7       699.8        689.7       699.1


         Additional shares related to potentially dilutive securities            16.6        19.7         17.4        18.9
                                                                               -------     -------      -------     -------

         Adjusted weighted average common shares                                707.3       719.5        707.1       718.0
                                                                               =======     =======      =======     =======

         Fully diluted net income per common share                             $ 1.09      $  .98       $  .61      $  .58
                                                                               -------     -------      -------     -------


          NOTES:

          (A)  Refer to Condensed consolidated statement of income on page 4 and to Financial comments -
               Net income per common share on page 6 of this report.

          /TABLE
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